Exhibit 99.1

BALLY’S CORPORATION COMPLETES TRANSACTIONS WITH STANDARD GENERAL AND THE QUEEN CASINO & ENTERTAINMENT

PROVIDENCE, R.I. — February 7, 2025 — Bally’s Corporation (NYSE: BALY; BALY.T) (“Bally’s” or the “Company”) today announced that it has completed the previously announced transactions with Standard General L.P. (“Standard General”) and its affiliates including The Queen Casino & Entertainment Inc. (“Queen”), a regional casino operator majority-owned by funds managed by Standard General.

Pursuant to the terms of the merger agreement, Bally’s and Queen combined, with Queen shareholders receiving consideration of 30.5 million shares. Thereafter, the Company paid cash consideration of $18.25 per share to holders of 22.8 million of the Company’s outstanding shares. The cash merger consideration was financed by the issuance of $500 million in senior secured notes due in 2028 provided exclusively by funds managed by Apollo, along with Bally’s available funds on hand and its available funding sources.

Bally’s stockholders owning 17.9 million outstanding shares elected to retain their Bally’s stock by means of a rollover election and continue as stockholders of Bally’s. As a result, 48.4 million shares of common stock are now outstanding upon completion of the merger transactions. Warrants representing the right to purchase up to 11.6 million shares of Bally’s common stock also remain outstanding.

Shares of Bally’s common stock trading under the “BALY.T” ticker which remain outstanding as a result of the rollover election will continue trading on the New York Stock Exchange and revert back to the “BALY” ticker beginning Monday, February 10, 2025.

Bally’s now owns and operates 19 casinos across 11 U.S. states along with a golf course in New York and a horse racetrack in Colorado. The newly acquired Belle of Baton Rouge and Casino Queen Marquette are currently undergoing land-side conversions, both of which are expected to be completed in 2025. The Company holds online sports betting licenses in 13 jurisdictions in North America and, through its North America Interactive segment, owns Bally Bet, a first-in-class sports betting platform, and Bally Casino, a growing iCasino platform (currently live in four states). Further, it owns Bally’s Interactive International division (formerly Gamesys Group), a leading global interactive gaming operator, and a significant economic stake in Intralot S.A. (ATSE: INLOT), a global lottery management and services business.

Advisors

Macquarie Capital acted as financial advisor to the Special Committee of Bally’s Board of Directors and Sullivan & Cromwell LLP and Potter Anderson & Corroon LLP acted as legal counsel to the Special Committee. Nixon Peabody LLP acted as legal counsel to Bally’s. Citizens JMP Securities, LLC acted as financial advisor to Queen and Fried, Frank, Harris, Shriver & Jacobson LLP and Richards, Layton & Finger, PA acted as its legal counsel.

About Bally’s Corporation

Bally’s Corporation (NYSE: BALY) is a global casino-entertainment company with a growing omni-channel presence. Bally’s owns and operates 19 casinos across 11 states, along with a golf course in New York and a horse racetrack in Colorado, and holds OSB licenses in 13 jurisdictions in North America. The acquisition of Aspers Casino in Newcastle, UK, expands its international reach.  It also owns Bally Bet, a first-in-class sports betting platform, Bally Casino, a growing iCasino platform, Bally’s Interactive International division (formerly Gamesys Group), a leading global interactive gaming operator, and a significant economic stake in Intralot S.A. (ATSE: INLOT), a global lottery management and services business.

With 11,500 employees, its casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the transaction and statements regarding the future prospects of the Company following the completion of the transaction. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release, its reports filed with the SEC and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict or identify all such events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and proxy materials filed by the Company with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Media

Diane Spiers

(609) 377-4706

dspiers@ballys.com

Investors

Marcus Glover

Chief Financial Officer

(401) 475-8564

ir@ballys.com

James Leahy, Joseph Jaffoni, Richard Land

JCIR

(212) 835-8500

baly@jcir.com